SAFEWAY INC.
2011 EQUITY AND INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

Safeway Inc., a Delaware corporation, (the “Company”), pursuant to its 2011 Equity and Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Holder”), an award of restricted stock units (the “RSUs”). This award of RSUs is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Holder:	[_________________________________________]
Grant Date:	[_________________________________________]
Total Number of Restricted Stock Units:	[______________________]
Vesting Commencement Date:	[_________________________________________]
Vesting Schedule:	[To be specified in individual Grant Notices.]

By his or her signature and the Company’s signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. Holder has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement. If Holder is married, his or her spouse has signed the Consent of Spouse attached hereto as Exhibit B.

SAFEWAY INC.:	HOLDER:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Award Unit Agreement (this “Agreement”) is attached, Safeway Inc., a Delaware corporation (the “Company”), has granted to Holder the number of RSUs specified in the Grant Notice upon the terms and conditions set forth in the Safeway Inc. 2011 Equity and Incentive Award Plan, as such plan may be amended from time to time (the “Plan”), the Grant Notice and this Agreement.

ARTICLE I

GENERAL

1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined therein, the Plan.

1.2    Incorporation of Terms of Plan. The RSUs and the shares of Common Stock (“Shares”) issued to Holder are subject to the terms and conditions of the Plan which are incorporated herein by reference.

ARTICLE II

GRANT OF RESTRICTED STOCK UNITS

2.1    Grant of RSUs and Dividend Equivalents.

(a)    In consideration of Holder’s agreement to remain in the service or employ of the Company or a Subsidiary and for other good and valuable consideration, effective as of the “Grant Date” set forth in the Grant Notice (the “Grant Date”), the Company hereby grants to Holder an award of RSUs, upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement. Unless and until the RSUs have fully vested in the manner set forth in the Grant Notice, Holder will have no right to receive any Common Stock or other payment in respect of the RSUs.

(b)    The Company hereby grants to Holder an award of Dividend Equivalents with respect to each RSU granted pursuant to the Grant Notice for all ordinary cash dividends which are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable RSU is distributed or paid to Holder or is forfeited or expires. The Dividend Equivalents for each RSU shall be equal to the amount of cash which is paid as a dividend on one Share. The Dividend Equivalents shall be paid in cash or shares of Common Stock at the Company’s election, as and when the cash dividends in respect of which such Dividend Equivalent payments arise are paid to holders of Common Stock, without regard to the vested status of the underlying RSUs. Each Dividend Equivalent shall terminate as of the date the share of Common Stock subject to the RSU to which such Dividend Equivalent relates is distributed.

2.2    Distribution or Payment of RSUs. Each RSU that vests on an applicable vesting date pursuant to Article III hereof shall represent the right to receive payment of one Share.

(a)    Holder’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the vesting of the applicable RSU pursuant to Article III hereof, and, in any event, within thirty (30) days following such vesting, except as set forth in Section 2.2(c) below.

(b)    All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.

(c)    In the event of Holder’s attainment of Retirement Eligibility or Termination of Employment or Termination of Directorship, as applicable, by reason of Holder’s “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), shares of Stock underlying RSUs that are accelerated pursuant to Section 3.4 or Section 3.3, as applicable, and are issued under this Agreement on or following such date of acceleration shall be paid to the Participant in such amounts and at such times as the vesting schedule that applied to such RSUs immediately prior to such date of acceleration, with each issuance to occur no later than thirty (30) days following each vesting date; provided, that, in the event of the circumstances specifically contemplated by Section 3.5(a) or (b), all such shares shall be issued within thirty (30) days of such event. For purposes of this Section 2.2(c) and Section 3.4, “Retirement Eligibility” shall mean such date as when Holder has (i) attained at least 58 years of age, and (ii) completed at least seven consecutive years of service with the Company.

(d)    Notwithstanding anything herein to the contrary, no distribution hereunder shall be made to Holder during the six (6)-month period following Holder’s “separation from service” within the meaning of Code Section 409A to the extent that the Company determines that paying such amounts at the time set forth in this Section 2.2 would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of Holder’s death), the Company shall pay Holder the cumulative amounts that would have otherwise been payable to Holder during such period.

(e)    The time of distribution of the RSUs under this Agreement may not be changed except as may be permitted by the Administrator in accordance with the Plan and Code Section 409A and the applicable Treasury Regulations promulgated thereunder.

2.3    Conditions to Issuance of Shares. The Shares, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges on which the Stock is then listed;

(b)    The completion of any registration or other qualification of such Shares under any federal, state or foreign law or under regulations or rules promulgated by the Securities and Exchange

Commission or any other governmental regulatory body, which the Administrator shall, in its discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any federal, state or foreign governmental agency which the Administrator shall, in its discretion, determine to be necessary or advisable;

(d)    The receipt by the Company of full payment for all amounts which, under federal, state, local or foreign tax law, the Company (or other employer corporation) is required to withhold upon issuance of such Shares; and

(e)    The lapse of such reasonable period of time following the satisfaction of all other conditions to issuance as the Administrator may from time to time establish for reasons of administrative convenience.

In the event that the Company delays a distribution or payment in settlement of RSUs because it determines that the issuance of shares of Stock in settlement of such RSUs will violate federal securities laws or other applicable law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). No payment shall be delayed under this Section 2.3 if such delay will result in a violation of Code Section 409A.

2.4    Rights as Stockholder. Holder shall not have any of the rights and privileges of a stockholder of the Company with respect to any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Holder (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE III

VESTING OF RSUS

3.1    Vesting of RSUs . The RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice except as otherwise provided in this Article III.

3.2    Termination. Subject to Sections 3.3, 3.4 and 3.5 hereof, upon Holder’s Termination of Employment or Termination of Directorship, as applicable, Holder shall immediately forfeit any and all RSUs and Dividend Equivalents granted under this Agreement which have not vested or do not vest on or prior to the date on which such termination occurs, and Holder’s rights in any such RSUs and Dividend Equivalents which are not so vested shall lapse and expire.

3.3    Acceleration upon Death and Permanent and Total Disability. Notwithstanding Section 3.2, in the event of Holder’s Termination of Employment or Termination of Directorship, as applicable, by reason of Holder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), the Restricted Stock Unit Award will become fully vested with respect to all the Shares covered thereby upon the date of such termination; provided, that in the event of Holder’s “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) the vested RSUs are subject to delayed payment dates consistent with the vesting schedule that applied to such RSUs immediately prior to such termination in accordance with the provisions of Section 2.2 of the Agreement.

3.4    Acceleration upon Retirement Eligibility. The Restricted Stock Unit Award will become fully vested with respect to all the Shares covered thereby upon the later of the date Holder has attained Retirement Eligibility or the date that is twelve (12) months following the Grant Date, provided Holder has not had a Termination of Service prior to such date, and provided further, that such vested RSUs are subject to delayed payment dates consistent with the vesting schedule that applied to such RSUs immediately prior to such termination in accordance with the provisions of Section 2.2 of the Agreement.

3.5    Acceleration upon Change in Control. Notwithstanding any contrary provision of this Agreement and pursuant to Section 11.3 of the Plan, if a Change in Control occurs and Holder has remained in the service of the Company continuously until at least immediately prior to the Change in Control, the Restricted Stock Unit Award shall vest as follows:

(a)    If the Administrator reasonably determines in good faith, prior to the occurrence of the Change in Control, that the Restricted Stock Unit Award will not be honored or assumed, or new rights that substantially preserve the terms of the Restricted Stock Unit Award substituted therefor, by Holder’s employer (or the parent of such employer) immediately following the Change in Control, the Restricted Stock Unit Award shall become fully vested with respect to all Shares covered thereby immediately prior to the Change in Control.

(b)    If the Administrator determines that the Restricted Stock Unit Award has been assumed and, prior to vesting of the RSUs remaining subject to the Restricted Stock Unit Award, Holder experiences a Termination of Services, other than for Cause, or Holder experiences a Termination of Services with Good Reason, within the one year period immediately following the Change in Control, the Restricted Stock Unit Award shall become fully vested with respect to all Shares covered thereby immediately upon such Termination of Services.

(c)    “Cause” shall have the meaning ascribed to such term in any written employment agreement between or among the Company and/or any of its subsidiaries and Holder and, if no such written employment agreement shall be in force or effect, shall mean (a) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company public disgrace or disrepute, or adversely affects the Company’s operations, financial performance, or relationship with its customers; (b) misappropriation of funds or other property of the Company or its affiliates; (c) refusal to perform the lawful and reasonable directives of Holder’s supervisor, the Company’s Chief Executive Officer or the Board; (d) failure by Holder to perform the duties of his or her employment with the Company or any of its subsidiaries which continues for a period of fourteen (14) days (other than by reason of illness or injury); or (e) material breach of any agreement with or duty owed to the Company or any of its affiliates. However, none of the foregoing events or conditions will constitute Cause unless the Company provides Holder with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.

(d)    “Good Reason” shall have the meaning ascribed to such term in any written employment agreement between or among the Company and/or any of its subsidiaries and Holder and, if no such written employment agreement shall be in force or effect, shall mean the occurrence of any of the following, without Holder’s prior consent: (a) a material, adverse change in Holder’s responsibilities, authority or duties (including as a result of the assignment of duties materially inconsistent with Holder’s position); (b) a material reduction in Holder’s base salary; (c) a material transfer of Holder’s principal place of employment to a location more than fifty (50) miles away from Holder’s principal place of employment immediately prior to the Change in Control; or (d) the Company’s material breach of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Holder provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof; (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection; and (z) Holder resigns his or her employment within thirty (30) days following the expiration of that cure period.

ARTICLE IV

OTHER PROVISIONS

4.1    Administration. The Administrator shall have the power to (a) interpret the Plan and this Agreement, (b) adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules and (c) amend this Agreement, subject to Section 4.8. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Holder, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Shares. In its discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan, except with respect to matters which under Rule 16b‑3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the discretion of the Administrator.

4.2    Restrictions on Transfer. Unless otherwise permitted by the Administrator pursuant to the Plan, no RSUs or any interest or right therein or part thereof, shall be liable for the debts, contracts or engagements of Holder or Holder’s successors in interest or shall be subject to sale or other disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such sale or other disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted sale or other disposition thereof shall be null and void and of no effect.

4.3    Adjustments. The Administrator may adjust the RSUs and the Shares subject to the RSUs in accordance with the provisions of Section 11.3 of the Plan.

4.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the address for Holder appearing on the Grant Notice or at the last known address for Holder contained in the Company’s records. By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6    Governing Law; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

4.7    Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with all applicable federal, state and foreign securities laws (including the Securities Act and the Exchange Act) and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission or any other governmental regulatory body. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are to be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

4.8    Amendments. This Agreement may not be modified, amended or terminated, except by an instrument in writing, signed by a duly authorized representative of the Company and, to the extent any such modification, amendment or termination may adversely affect Holder’s rights under this Agreement, by Holder, except as otherwise provided under the terms of the Plan.

4.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and Holder’s heirs, executors, administrators, successors and assigns.

4.10    No Employment Rights. Nothing in the Plan or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

4.11    Taxes. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.12    Tax Withholding. The Company shall have the authority and the right to deduct, withhold or require Holder to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the RSUs and/or the Dividend Equivalent rights. To the extent that such obligations arise at the time that the RSUs are paid to Holder in shares of Stock, the Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, require Holder to deliver shares of Stock otherwise issuable under this Agreement (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld, provided, that the number of shares of Stock which may be so withheld (or returned) with respect to a taxable event arising in connection with the RSUs and/or the Dividend Equivalent rights shall be limited to the number of shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.

4.13    Code Section 409A. To the extent that the Administrator determines that any RSUs and/or Dividend Equivalent rights may not be compliant with or exempt from Code Section 409A, the Administrator may amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) comply with the requirements of Code Section 409A and/or (b) exempt the RSUs and/or the Dividend Equivalent rights from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Code Section 409A.

4.14    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the RSUs, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.15    Entire Agreement. The Plan, the Grant Notice (including all Exhibits thereto) and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

4.16    Claw-Back Policy. The RSUs shall be subject to any claw-back policy implemented by the Company, in accordance with Section 11.7(b) of the Plan.

EXHIBIT B

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

CONSENT OF SPOUSE

[See separate form in Grant Packet]

EXHIBIT C

TO RESTRICTED STOCK AWARD GRANT NOTICE

SAFEWAY INC. 2011 EQUITY AND INCENTIVE AWARD PLAN

EXHIBIT D

TO RESTRICTED STOCK AWARD GRANT NOTICE

SAFEWAY INC. 2011 EQUITY AND INCENTIVE AWARD PLAN PROSPECTUS